UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2003

MMI PRODUCTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	333-29141	74-1622891
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification No.)

515 West Greens Road, Suite 710

Houston, Texas 77067

(Address of Principal Executive Offices)

(281) 876-0080

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 99.1 News Release issued by MMI Products, Inc. on May 8, 2003 titled "MMI PRODUCTS, INC. REPORTS FIRST QUARTER 2003 RESULTS AND EXPANSION OF REVOLVING CREDIT FACILITY."

Item 9. Regulation FD Disclosure.

In accordance with Securities and Exchange Commission Release No. 33-8216, the following information, which is intended to be furnished under Item 12, "Results of Operations and Financial Condition," is instead being furnished under Item 9, "Regulation FD Disclosure."

On May 8, 2003, MMI Products, Inc. issued a news release regarding the financial results for the fiscal quarter ended March 29, 2003. The full text of the news release is attached hereto as Exhibit 99.1

In discussing this news release during a conference call on May 9, 2003 with bond market analysts, and holders and potential holders of the Company's senior subordinated notes, the following information was disclosed:

During first quarter 2003, the Company changed its estimate of the amount of manufacturing and purchase price variances that are included in the cost of inventory. First quarter 2003 cost of sales is $0.9 million less than the amount that would have resulted in applying the previous estimation approach. In future quarters, the change in estimate is expected to generate cost of goods sold balances that are both higher and lower than the previous approach would have generated depending on the particular quarter's favorable or unfavorable variances and their magnitude. As seasonal activity picks up during the second quarter, the Company will operate its manufacturing plants more efficiently and acquire larger volumes of third-party purchased products thus generating more favorable plant variances and larger vendor rebates, respectively. Under the new methodology most of these favorabilities will be associated with inventory still on hand at the end of the second quarter and thus will result in a lower inventory cost at quarter end. These favorabilities will roll out to cost of sales and therefore benefit earnings in subsequent periods as the inventory is sold. Under our former methodology, more of these favorable variances would have been recognized as a reduction of cost of goods sold in the second quarter. In the context of an entire fiscal year, the change in estimation methodology is not expected to materially affect amounts reported as earnings.

The Company expects fiscal year 2003 EBITDA to exceed that reported in fiscal year 2002, and estimates it will probably be in the upper $40 million range, although there can be no assurances that such levels of EBITDA will be obtained.

EBITDA is defined as the sum of income before interest, income taxes, depreciation and amortization. The Company considers EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included EBITDA because it believes it is used by certain investors as one measure of a company's ability to service its debt. EBITDA should be considered in addition to, not as a substitute for the Company's net income or loss, cash flows, or other measures of financial performance in accordance with accounting principles generally accepted in the United States. EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies.

Statements made in this Current Report on Form 8-K and news release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions ("Factors") which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company's business; national and regional economic conditions in the U.S.; seasonality of the Company's operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

The information in this Current Report on Form 8-K, including the exhibits, is furnished pursuant to Item 9 and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section. Furthermore, the information in this Current Report on Form 8-K, including the exhibits, shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMI PRODUCTS, INC.
Date: May 12, 2003	By: /s/ Robert N. Tenczar
Robert N. Tenczar, Vice President and Chief Financial Officer